Exhibit 99.1

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DREYER’S ANNOUNCES THIRD QUARTER 2003 RESULTS
Results Not Directly Comparable Due To Dreyer’s Nestlé Transaction

(Oakland, CA, November 17, 2003) — Dreyer’s Grand Ice Cream Holdings, Inc. (DGICH or Dreyer’s Holdings) (NNM: DRYR) today announced results for the quarter ended September 27, 2003. These results reflect the June 26, 2003 combination of Dreyer’s Grand Ice Cream, Inc. (DGIC) and Nestlé Ice Cream Company, LLC (NICC), Nestlé’s U.S. frozen dessert business (the Dreyer’s Nestlé Transaction). As a result of this combination, the new entity, DGICH, is the parent company of DGIC and NICC. The transaction was accounted for as a reverse acquisition under the purchase method of accounting, which deemed NICC to be the acquirer and DGIC to be the acquiree.

Investors are urged to read the quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) for more details on specific figures in the financial statements.

Results Not Directly Comparable

Due to the reverse acquisition accounting for the Dreyer’s Nestlé Transaction, the operating results of DGICH presented for the third quarter and three quarter period are not directly comparable with the results of either NICC or DGIC for the corresponding prior year periods.

DGICH changed its fiscal periods from NICC’s calendar year ending on December 31st to a 52-week or 53-week year ending on the last Saturday in December. As a result, the Consolidated Statement of Operations presents the results of DGICH for the quarter and three quarters ended September 27, 2003 compared to the quarter and three quarter results of NICC for the prior year periods ended September 29, 2002.

The Consolidated Statement of Operations for the quarter ended September 27, 2003 reflects the results of operations of DGICH for the full third quarter. The Consolidated Statement of Operations for the three quarters ended September 27, 2003 reflects the results of operations of NICC for the period from January 1, 2003 through the June 26, 2003 combination, plus the results of the new entity, DGICH, for the 93 days following the combination.

The Consolidated Statement of Operations for the third quarter and three quarters ended September 29, 2002 reflects solely the results of operations of NICC for those periods. Because the DGICH results for the quarter and three quarters ended September 27, 2003 include the addition of DGIC operations following the combination on June 26, 2003, these results are not directly comparable with those presented for the prior year periods.

For the next three quarterly periods until the third quarter of 2004, DGICH will continue to report quarterly and year-to-date figures for its operations reflecting the combination of NICC and DGIC compared to results of stand-alone NICC in the corresponding prior year periods.

Operating Results

Total net revenues for the quarter ended September 27, 2003 increased $334,115,000, or 185 percent, to $514,893,000 from $180,778,000 in the third quarter of 2002. The company reported a net loss available to Class A callable puttable and Class B common stockholders in the quarter of $(64,965,000), or $(.71) per diluted common share, compared to a net loss available to Class B common stockholders of $(47,869,000) or $(.74) per diluted common share in the third quarter of 2002.

The increase in total net revenues in the quarter was primarily due to an increase in net sales of $312,971,000, or 173 percent, driven largely by DGIC operations acquired in the Dreyer’s Nestlé Transaction. Net sales of the company’s branded products increased 103 percent or $176,800,000 in the quarter to $348,683,000 driven primarily by the addition of the DGIC company brand portfolio. Net sales of partner brands, products distributed for other manufacturers, increased 1,531 percent or $136,171,000 in the quarter to $145,066,000 driven primarily by the addition of the DGIC partner brand portfolio. Company brands represented 68 percent and partner brands represented 28 percent of total net revenues in the third quarter, compared to 95 percent and five percent, respectively, for the same period in 2002.

The increase in total net revenues for the quarter also includes $21,144,000 in other revenues reflecting transitional manufacturing, distribution and other services performed for CoolBrands International (TSX: COB.A) (CoolBrands) under the provisions of the June 4, 2003 Asset Purchase and Sale Agreement (APA) between the company and Integrated Brands, a subsidiary of Coolbrands. This other revenue consisted primarily of $13,347,000 of revenues received from Integrated Brands for the transitional manufacturing and distribution of divested brands and $7,567,000 of reimbursements received from Eskimo Pie Distribution, a subsidiary of Coolbrands, for the payroll expenses incurred by DGICH for distribution staff employed in the territories divested to Eskimo Pie Distribution. Other revenues represented four percent of total net revenues for the quarter, compared to no other revenues for the same period in 2002.

The company’s gross profit increased by $46,509,000 to $81,355,000, representing a 16 percent gross margin for the third quarter compared with a 19 percent gross margin in the same quarter of 2002. The increase in gross profit was primarily due to an increase in total net revenues as a result of the Dreyer’s Nestlé Transaction.

Selling, general and administrative expenses increased by $45,477,000 to $78,862,000 for the quarter and represented 15 percent of total net revenues, compared with $33,385,000, or 18 percent of total net revenues, in the same quarter of 2002. The increase in expenses in the quarter from 2002 was primarily driven by the addition of selling, general and administrative expenses from DGIC operations as a result of the Dreyer’s Nestlé Transaction. The increase in the quarter also included stock option compensation expense of $9,750,000, various litigation settlement costs of $3,351,000, and payroll taxes of $2,604,000 related to stock option exercises.

Interest expense increased by $1,362,000, or 263 percent, to $1,880,000 for the quarter from $518,000 for the same period last year, primarily due to the increased borrowing with the addition of DGIC operations, somewhat offset by lower interest rates.

Royalty expense decreased by $609,000, or eight percent, to $6,656,000 for the quarter from $7,265,000 for the same period last year due to a decrease in sales of products marketed under brands which are licensed to DGICH.

The company also incurred several other charges in the quarter related to the Dreyer’s Nestlé Transaction and the CoolBrands APA, including, among others, severance and retention-related costs of $5,081,000 and professional fees related to the integration of $2,404,000.

Balance Sheet

The Consolidated Balance Sheet for DGICH dated September 27, 2003 reflects the addition of the DGIC business at its fair value to the NICC balance sheet on June 26, 2003, the date of the Dreyer’s Nestlé Transaction. The Consolidated Balance Sheet for DGICH dated December 31, 2002 reflects the calendar year-end balances of NICC.

Chairman’s Comments

T. Gary Rogers, Chairman of Dreyer’s Holdings, had the following comments on the company’s results for the third quarter: “The integration of Dreyer’s with Nestlé’s U.S. frozen dessert business has progressed well during the quarter. As we work through the complexities of both the integration and our transitional agreements with Coolbrands, we continue to see that our new business model leaves us very well-positioned to become the industry’s pre-eminent company.”

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Dreyer’s Holdings and its subsidiaries manufacture and distribute a full spectrum of ice cream and frozen dessert products. Brands of frozen dessert products currently manufactured and distributed by Dreyer’s Holdings in the United States include Grand, Grand Light®, Häagen-Dazs®, Nestlé® Drumstick®, Nestlé’s Crunch®, Butterfinger®, Baby Ruth®, Toll House®, Carnation®, Push-Up®, Dole®, Homemade®, Fruit Bars, Starbucks®, M&M/Mars and Healthy Choice®. The company’s premium products are marketed under the Dreyer’s brand name throughout the western states and Texas, and under the Edy’s® name throughout the remainder of the United States. Internationally, the Dreyer’s brand extends to select markets in the Far East and the Edy’s brand to the Caribbean and South America. For more information on the company, please visit www.dreyersinc.com.

Edy’s, the Dreyer’s and Edy’s logo design, Grand Light, and Homemade, are all trademarks or trade names of Dreyer’s Grand Ice Cream, Inc. The Nestlé and Häagen-Dazs trademarks are licensed to Dreyer’s by Nestlé. All other trademarks and trade names are owned by their respective companies and licensed to Dreyer’s. © 2003 by Dreyer’s Grand Ice Cream Holdings, Inc. All rights reserved.

Forward-Looking Statements

Certain statements contained in this press release, the forthcoming conference call, simultaneous webcast and audio replay are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties at the time such statements are made which may cause the company’s actual actions or results to differ materially from those contained in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the following: the level of consumer spending for frozen dessert products; costs or difficulties related to the company’s recent merger transaction, including the integration of its operating companies, divestiture of assets and compliance with the FTC’s order; the company’s ability to achieve efficiencies in its manufacturing and distribution operations without negatively affecting sales; the cost of energy and gasoline used in manufacturing and distribution; the cost of dairy raw materials and other commodities, such as vanilla, used in the company’s products; the success of the company’s marketing and promotion programs and competitors’ responses; market conditions affecting the prices of the company’s products; and responsiveness of both the trade and consumers to the company’s new products and marketing and promotional programs; and the costs associated with any litigation proceedings.

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DREYER’S GRAND ICE CREAM HOLDINGS, INC.
THIRD QUARTER 2003
FINANCIAL RESULTS

Consolidated Statement of Operations
(In thousands, except per share amounts — unaudited)

	Quarter Ended		Three Quarters Ended

	Sept. 27, 2003	Sept. 29, 2002	Sept. 27, 2003	Sept. 29, 2002

Revenues:
Net sales	$493,749	$180,778	$785,342	$498,184
Other revenues	21,144		21,144

	514,893	180,778	806,486	498,184

Operating costs and expenses:
Cost of goods sold	433,538	145,932	670,845	396,564
Selling, general and administrative	78,862	33,385	138,639	93,276
Interest, net of amounts capitalized	1,880	518	2,638	1,511
Royalty expense	6,656	7,265	18,788	20,190
Other expense, net	531	510	454	1,508
Severance & retention expense	5,081		45,905
Goodwill impairment		69,956		69,956
In-process research & development			11,495
Loss on divestiture	323		11,931
Dreyer’s Nestle Transaction expenses	2,404		2,543

	529,275	257,566	903,238	583,005

Loss before income tax benefit	(14,382)	(76,788)	(96,752)	(84,821)
Income tax benefit	(4,746)	(28,919)	(31,928)	(31,593)

Net loss	(9,636)	(47,869)	(64,824)	(53,228)
Accretion of Class A callable puttable common stock	55,329		56,570

Net loss available to Class A callable puttable and Class B common stockholders	$(64,965)	$(47,869)	$(121,394)	$(53,228)

Weighted average common shares outstanding — diluted	90,898	64,564	73,629	64,564

Net loss per Class A callable puttable and Class B common share	$(.71)	$(.74)	$(1.65)	$(.82)

Dividends declared per common share	$.06		$.12

Condensed Consolidated Balance Sheet
(In thousands)

	Sept. 27, 2003	Dec. 31, 2002

	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$4,487	$2,435
Receivables	163,060	56,397
Inventories	137,657	52,711
Prepaid expenses and other	43,100	2,811
Income taxes refundable	21,313
Taxes receivable due from affiliates	22,674	16,943
Deferred income taxes	36,716	7,890

Total current assets	429,007	139,187
Property, plant and equipment, net	395,545	211,248
Other assets	25,850	21,961
Goodwill and other intangibles, net	2,345,493	381,740

Total assets	$3,195,895	$754,136

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$229,436	$62,184
Current portion of long-term debt	2,143	73,142

Total current liabilities	231,579	135,326
Long-term debt, less current portion	169,286
Long-term stock option liability	179,565
Long-term benefit obligations	3,518	2,813
Deferred income taxes	134,960	7,332

Total liabilities	718,908	145,471
Class A callable puttable common stock	1,782,384
Stockholder’s equity	694,603	608,665

Total liabilities, Class A callable puttable common stock, and stockholders’ equity	$3,195,895	$754,136

Conference Call

Dreyer’s Grand Ice Cream Holdings, Inc. (NNM: DRYR) will hold a conference call for analysts and investors on Tuesday, November 18, 2003, at 10:30 a.m. EDT (7:30 a.m. PDT) to discuss this news release. The call will be webcast in its entirety from the Investor Relations section of www.dreyersinc.com. A replay of the call will be available from the audio archives at the same website location and is incorporated by reference into this news release.